Exhibit 99.1

Actuant Reports Third Quarter Results; Updates Fiscal 2018 Guidance

MILWAUKEE--(BUSINESS WIRE)--June 20, 2018--Actuant Corporation (NYSE: ATU) today announced results for its third quarter ended May 31, 2018.

Highlights

  Consolidated sales increased 7% over the comparable prior year quarter with a 4% benefit from foreign currency rate changes and a 1% reduction associated with net acquisitions and divestitures. Third quarter core sales (total sales excluding the impact of acquisitions, divestitures and foreign currency rate changes) increased 4% on a year-over-year basis with strong volumes in both the Engineered Solutions and Industrial segments.
  GAAP diluted earnings per share (“EPS”) was $0.48 in the third quarter of fiscal 2018 versus $0.37 in the prior year. Excluding third quarter fiscal 2018 one-time items, adjusted EPS was $0.39 (see Consolidated Results below, along with the attached reconciliation of earnings).
  Strong operating cash flow generation and reduction in net leverage improves capital allocation liquidity.
  Acquired Equalizer, a small tool product line tuck-in to expand pipe and flange alignment capabilities.
  Full year fiscal 2018 sales and adjusted EPS guidance updated to $1.17-1.18 billion and $1.03-1.08 (excluding one-time items), respectively.

Randy Baker, President and CEO of Actuant commented, “I’m pleased with Actuant’s performance in the third quarter, delivering both solid sales and earnings growth. We continue to see strong momentum in the industrial tools and OEM component businesses, and global Energy maintenance activity appears to have stabilized. While we continue to experience some pressures from inflation along with commercial and engineering investments to support high service levels and growth, we are realizing the incremental margin benefits of higher volumes and restructuring actions. In summary, I am encouraged by this quarter’s performance and our team’s ability to capitalize on the broad based strong economic backdrop. I want to thank our employees across the globe for their continued commitment and execution.”

Consolidated Results

Consolidated sales for the third quarter were $317 million, 7% higher than the $295 million in the comparable prior year quarter. Core sales improved 4% year-over-year while foreign currency rate changes increased sales 4% and the net impact from the Mirage acquisition net of the Viking divestiture reduced sales by 1%. Fiscal 2018 third quarter net earnings and EPS were $29.0 million, or $0.48, compared to $22.5 million, or $0.37, respectively, in the comparable prior year quarter. Fiscal 2018 third quarter earnings included restructuring charges of $1.2 million (benefit of $0.2 million and zero EPS, after tax) and a $4.9 million ($0.09 per share) benefit related to an adjustment to the original provision for U.S. tax reform based on further IRS clarification. (Note that impacts from tax reform remain provisional and subject to further adjustment.) Third quarter 2017 results included $0.4 million ($0.2 million and zero EPS, after tax) of restructuring charges and a $3.2 million income tax benefit ($0.05 per share). Excluding these items, adjusted EPS for the third quarter of fiscal 2018 was $0.39 compared to $0.32 in the comparable prior year period (see attached reconciliation of earnings).

Consolidated sales for the nine months ended May 31, 2018 were $881 million, 7% higher than the $820 million in the comparable prior year period. Core sales improved 5% year-over-year while foreign currency rate changes increased sales 3%, and the net impact of acquisitions and divestitures reduced sales by 1%. Fiscal 2018’s year-to-date net earnings and EPS were $16.0 million, or $0.26, compared to earnings and EPS of $32.6 million, and $0.54, respectively, in the comparable prior year period. Fiscal 2018 year-to-date results include restructuring charges of $12.1 million ($9.8 million or $0.16 per share, after tax) along with impairment & divestiture, tax reform and equity compensation items. Fiscal 2017 comparable results included $5.4 million ($4.0 million or $0.07 per share, after tax) of restructuring charges along with director and officer transition charges and an income tax benefit. Excluding these items, adjusted EPS for the first nine months of fiscal 2018 was $0.71 compared to $0.64 in the comparable prior year period (see attached reconciliation of earnings).

Segment Results

Industrial Segment (US $ in millions)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2018	2017	2018	2017
Sales	$108.3	$100.5	$304.3	$279.4
Operating Profit	$26.0	$23.7	$61.0	$60.8
Adjusted Op Profit (1)	$25.8	$24.0	$63.8	$62.5
Adjusted Op Profit % (1)	23.9%	23.9%	21.0%	22.4%

(1) 2018 excludes $(0.2) and $2.8 of restructuring charges in the third quarter and nine months, respectively. 2017 excludes $0.3 and $1.7 of restructuring charges in the third quarter and nine months, respectively.

Third quarter fiscal 2018 Industrial segment sales were $108 million, or 8% higher than the prior year. The impact of foreign currency exchange rates was a 4% benefit resulting in a 4% year-over-year core sales increase. Sales of standard industrial tools remained strong, growing double digits on a global basis with broad demand across the diverse set of end markets served despite tougher comparables. The segment’s overall core sales growth rate includes significantly lower heavy lifting technology sales and a modest decline in concrete tensioning volumes. Third quarter adjusted operating profit margin was level with the prior year and improved 520 basis points sequentially. Strong incremental profits within the industrial tool channel were partially offset by continued costs associated with heavy lifting specialty projects and concrete tensioning production inefficiencies, although less severe than prior quarters.

Energy Segment (US $ in millions)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2018	2017	2018	2017
Sales	$83.9	$83.5	$225.7	$241.0
Operating Profit	$6.2	$0.9	$2.0	$3.6
Adjusted Op Profit (2)	$7.0	$0.9	$9.0	$3.6
Adjusted Op Profit % (2)	8.4%	1.1%	4.0%	1.5%

(2) 2018 excludes $0.8 and $4.0 of restructuring charges in the third quarter and nine months, respectively. 2018 nine month results also exclude $3.0 in impairment & divestiture charges.

Fiscal 2018 third quarter Energy segment sales were approximately level with the prior year at $84 million. The 3% favorable impact of the weaker US dollar was offset by the 2% headwind from the net of the Viking divestiture and Mirage acquisition, while core sales declined 1%. Hydratight’s global maintenance activity levels stabilized, with improvements in the Middle East and North Sea offset by declines in certain other regions. Cortland sales grew slightly on higher medical product demand along with improving offshore oil & gas seismic and cable activity. Energy segment adjusted operating profit margin improved substantially both year-over-year and sequentially due to the benefits of restructuring and service excellence actions, favorable sales mix, and the absence of Viking losses.

Engineered Solutions Segment (US $ in millions)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2018	2017	2018	2017
Sales	$124.9	$111.4	$351.2	$299.6
Operating Profit	$9.0	$8.1	$17.6	$10.7
Adjusted Op Profit (3)	$9.0	$8.2	$18.1	$14.3
Adjusted Op Profit % (3)	7.2%	7.3%	5.1%	4.8%

(3) 2018 excludes $0.5 of restructuring charges for the nine months. 2017 excludes $0.1 and $3.6 of restructuring charges in the third quarter and nine months, respectively.

Third quarter fiscal 2018 Engineered Solutions segment sales were $125 million or 12% above the prior year. Excluding the 5% benefit of the weaker US dollar, year-over-year core sales increased 7%. Strong sales growth continued across the agriculture and other off-highway equipment markets globally, while truck sales were modestly higher as growth in Europe production was partially offset by anticipated lower China volumes. Third quarter adjusted operating profit margin was about level with the comparable prior year quarter as the higher volumes were offset by higher engineering expenses to support growth, material and labor inflation and unfavorable mix.

Corporate Expenses and Income Taxes (excluding restructuring, transition, and one-time tax items)

Corporate expenses for the third quarter of fiscal 2018 were $8.1 million, or $2.7 million greater than the comparable prior year period due primarily to higher incentive compensation and outside services costs. The effective income tax rate of approximately 9% was modestly above expectations and higher than the prior year’s -4% rate.

Financial Position

Net debt at May 31, 2018 was approximately $351 million (total debt of $540 million less $189 million of cash) which declined approximately $43 million from the prior quarter end. Strong cash flow was used to reduce net debt and the Company deployed approximately $6 million on a small tool product line acquisition. The net debt to proforma EBITDA leverage ratio declined to 2.6 times.

Outlook

Baker continued, "I believe our third quarter results demonstrate that we are on the path toward higher structural sales and margin performance, and we expect to further build on these solid results. This underlying performance, combined with anticipated improvement in energy maintenance activity levels, effectively managing the inflationary environment and our expected continued progress in new product launches, we believe positions us well to deliver on our 2018 full year guidance.

With one quarter to go in the fiscal year, we are increasing our full year sales guidance and narrowing our adjusted EPS guidance range to reflect our performance to date and the latest outlook for the remainder of the year. For the fourth quarter, we anticipate sales will be in the $290-300 million range reflecting normal seasonal moderation from the third quarter. Fourth quarter adjusted EPS is expected to be in the range of $0.32-0.37. This includes core sales growth of approximately 3-5% and a mid-single digit effective income tax rate. This would bring our full year sales and adjusted EPS guidance to a range of $1.17-1.18 billion and $1.03-1.08, respectively. Free cash flow is expected to be in the $70-75 million range and would represent greater than 100% earnings conversion.”

All guidance excludes restructuring, divestiture & impairment charges, one-time tax adjustments as well as the impact of potential future acquisitions, dispositions and share repurchases.

Baker concluded, “The global economy and our markets continue to show strength, and our growth initiatives are taking hold. By working to improve our commercial effectiveness and speed to market, enhance our lean execution and complete critical portfolio management actions, we believe we will be well positioned to drive significant long-term value for our customers, employees and shareholders.”

Conference Call Information

An investor conference call is scheduled for 10am CT today, June 20, 2018. Webcast information and conference call materials will be made available on the Actuant company website (www.actuant.com) prior to the start of the call.

Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Actuant’s results are also subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, tax reform, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors. Actuant disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Actuant Corporation

Actuant Corporation is a diversified industrial company serving customers from operations in more than 30 countries. The Actuant businesses are leaders in a broad array of niche markets including branded hydraulic tools and solutions; specialized products and services for energy markets and highly engineered position and motion control systems. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Actuant trades on the NYSE under the symbol ATU. For further information on Actuant and its businesses, visit the Company's website at www.actuant.com.

(tables follow)

Actuant Corporation
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	May 31,	August 31,
	2018	2017

ASSETS
Current assets
Cash and cash equivalents	$189,490	$229,571
Accounts receivable, net	212,284	190,206
Inventories, net	167,317	143,651
Assets held for sale	-	21,835
Other current assets	58,732	61,663
Total current assets	627,823	646,926

Property, plant and equipment, net	100,765	94,521
Goodwill	538,792	530,081
Other intangible assets, net	210,160	220,489
Other long-term assets	27,245	24,938

Total assets	$1,504,785	$1,516,955

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$142,199	$133,387
Accrued compensation and benefits	48,093	50,939
Current maturities of debt and short-term borrowings	30,000	30,000
Income taxes payable	17,605	6,080
Liabilities held for sale	-	101,083
Other current liabilities	63,437	57,445
Total current liabilities	301,334	378,934

Long-term debt, net	510,007	531,940
Deferred income taxes	19,491	29,859
Pension and postretirement benefit liabilities	18,692	19,862
Other long-term liabilities	54,233	55,821
Total liabilities	903,757	1,016,416

Shareholders' equity
Capital stock	16,227	16,040
Additional paid-in capital	159,653	138,449
Treasury stock	(617,731)	(617,731)
Retained earnings	1,207,059	1,191,042
Accumulated other comprehensive loss	(164,180)	(227,261)
Stock held in trust	(2,594)	(2,696)
Deferred compensation liability	2,594	2,696
Total shareholders' equity	601,028	500,539

Total liabilities and shareholders' equity	$1,504,785	$1,516,955

Actuant Corporation
Condensed Consolidated Statements of Earnings
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
	2018	2017	2018	2017

Net sales	$317,096	$295,427	$881,216	$820,089
Cost of products sold	200,587	192,623	574,100	536,892
Gross profit	116,509	102,804	307,116	283,197

Selling, administrative and engineering expenses	77,570	70,051	220,550	205,609
Amortization of intangible assets	5,184	5,037	15,483	15,368
Director & officer transition charges	-	-	-	7,784
Restructuring charges	1,170	384	11,249	5,433
Impairment & divestiture charges	-	-	2,987	-
Operating profit	32,585	27,332	56,847	49,003

Financing costs, net	7,756	7,553	22,874	22,019
Other (income) expense, net	(188)	1,297	508	1,260
Earnings before income tax (benefit) expense	25,017	18,482	33,465	25,724

Income tax (benefit) expense	(3,995)	(4,029)	17,448	(6,827)
Net earnings	$29,012	$22,511	$16,017	$32,551

Earnings per share
Basic	$0.48	$0.38	$0.27	$0.55
Diluted	0.48	0.37	0.26	0.54

Weighted average common shares outstanding
Basic	60,683	59,675	60,291	59,339
Diluted	61,064	60,402	60,850	60,055

Actuant Corporation
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
	2018	2017	2018	2017

Operating Activities
Net earnings	$29,012	$22,511	$16,017	$32,551
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Impairment & other divestiture charges, including tax expense	-	-	12,385	-
Depreciation and amortization	10,415	10,637	30,800	32,262
Stock-based compensation expense	3,659	2,675	11,951	14,852
(Benefit) expense for deferred income taxes	(3,455)	813	(10,579)	1,364
Amortization of debt issuance costs	413	418	1,239	1,244
Other non-cash adjustments	147	308	347	1,023
Changes in components of working capital and other:
Accounts receivable	(4,584)	(1,721)	(21,456)	(22,618)
Inventories	(4,157)	75	(22,590)	(319)
Trade accounts payable	6,915	1,181	5,162	13,457
Prepaid expenses and other assets	(4,524)	3,707	(13,692)	(7,112)
Income tax accounts	8,484	(12,355)	25,989	(19,273)
Accrued compensation and benefits	7,778	7,473	(2,181)	3,769
Other accrued liabilities	7,592	1,658	2,197	862
Cash provided by operating activities	57,695	37,380	35,589	52,062

Investing Activities
Capital expenditures	(6,169)	(8,224)	(18,716)	(22,919)
Proceeds from sale of property, plant and equipment	35	-	148	244
Rental asset buyout for Viking divestiture	-	-	(27,718)	-
Proceeds from sale of business, net of transaction costs	-	-	8,780	-
Cash paid for business acquisitions, net of cash acquired	(5,809)	-	(22,326)	-
Cash used in investing activities	(11,943)	(8,224)	(59,832)	(22,675)

Financing Activities
Principal repayments on term loan	(7,500)	(3,750)	(22,500)	(11,250)
Stock option excercises & other	130	1,365	10,435	7,314
Redemption of 5.625% senior notes	-	(500)	-	(500)
Taxes paid related to the net share settlement of equity awards	(172)	(79)	(1,279)	(999)
Payment of deferred acquisition consideration	-	(742)	-	(742)
Cash dividend	-	-	(2,390)	(2,358)
Cash used in financing activities	(7,542)	(3,706)	(15,734)	(8,535)

Effect of exchange rate changes on cash	(2,315)	1,614	(104)	(1,502)
Net increase (decrease) in cash and cash equivalents	35,895	27,064	(40,081)	19,350
Cash and cash equivalents - beginning of period	153,595	171,890	229,571	179,604
Cash and cash equivalents - end of period	$189,490	$198,954	$189,490	$198,954

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA
(Dollars in thousands)

	FISCAL 2017					FISCAL 2018
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
SALES
INDUSTRIAL SEGMENT	$87,290	$91,648	$100,503	$100,315	$379,756	$96,916	$99,081	$108,297	$-	$304,294
ENERGY SEGMENT	84,646	72,884	83,480	68,584	309,594	75,841	65,992	83,857	-	225,690
ENGINEERED SOLUTIONS SEGMENT	93,857	94,337	111,444	106,796	406,434	116,198	110,092	124,942	-	351,232
TOTAL	$265,793	$258,869	$295,427	$275,695	$1,095,784	$288,955	$275,165	$317,096	$-	$881,216

% SALES GROWTH
INDUSTRIAL SEGMENT	-2%	13%	5%	7%	6%	11%	8%	8%	-	9%
ENERGY SEGMENT	-26%	-15%	-18%	-25%	-21%	-10%	-9%	0%	-	-6%
ENGINEERED SOLUTIONS SEGMENT	-8%	-2%	3%	18%	2%	24%	17%	12%	-	17%
TOTAL	-13%	-2%	-3%	0%	-5%	9%	6%	7%	-	7%

OPERATING PROFIT (LOSS)
INDUSTRIAL SEGMENT	$19,491	$19,037	$24,019	$24,076	$86,623	$19,482	$18,493	$25,845	$-	$63,820
ENERGY SEGMENT	3,328	(647)	895	(3,675)	(99)	1,224	747	7,033	-	9,004
ENGINEERED SOLUTIONS SEGMENT	2,834	3,282	8,174	6,069	20,359	6,618	2,409	9,038	-	18,065
CORPORATE / GENERAL	(6,450)	(6,372)	(5,372)	(6,935)	(25,128)	(6,022)	(4,789)	(8,145)	-	(18,956)
ADJUSTED OPERATING PROFIT	$19,203	$15,300	$27,716	$19,535	$81,755	$21,302	$16,860	$33,771	$-	$71,933
IMPAIRMENT & DIVESTITURE CHARGES	-	-	-	(116,979)	(116,979)	-	(2,987)	-	-	(2,987)
RESTRUCTURING CHARGES (1)	(2,948)	(2,101)	(384)	(1,795)	(7,228)	(6,629)	(4,284)	(1,186)	-	(12,099)
DIRECTOR & OFFICER TRANSITION CHARGES	(7,784)	-	-	-	(7,784)	-	-	-	-	-
OPERATING PROFIT (LOSS)	$8,471	$13,199	$27,332	$(99,239)	$(50,236)	$14,673	$9,589	$32,585	$-	$56,847

ADJUSTED OPERATING PROFIT %
INDUSTRIAL SEGMENT	22.3%	20.8%	23.9%	24.0%	22.8%	20.1%	18.7%	23.9%	-	21.0%
ENERGY SEGMENT	3.9%	-0.9%	1.1%	-5.4%	0.0%	1.6%	1.1%	8.4%	-	4.0%
ENGINEERED SOLUTIONS SEGMENT	3.0%	3.5%	7.3%	5.7%	5.0%	5.7%	2.2%	7.2%	-	5.1%
ADJUSTED OPERATING PROFIT %	7.2%	5.9%	9.4%	7.1%	7.5%	7.4%	6.1%	10.7%	-	8.2%

EBITDA
INDUSTRIAL SEGMENT	$21,217	$21,064	$25,575	$25,851	$93,707	$21,202	$21,034	$27,823	$-	$70,059
ENERGY SEGMENT	9,108	2,943	4,633	142	16,826	5,125	4,533	11,554	-	21,212
ENGINEERED SOLUTIONS SEGMENT	6,281	7,277	11,716	9,533	34,807	10,254	6,020	12,566	-	28,840
CORPORATE / GENERAL	(5,879)	(5,846)	(4,868)	(6,637)	(23,230)	(5,518)	(4,799)	(7,569)	-	(17,886)
ADJUSTED EBITDA	$30,727	$25,438	$37,056	$28,889	$122,110	$31,063	$26,788	$44,374	$-	$102,225
IMPAIRMENT & DIVESTITURE CHARGES	-	-	-	(116,979)	(116,979)	-	(2,987)	-	-	(2,987)
RESTRUCTURING CHARGES (1)	(2,948)	(2,101)	(384)	(1,795)	(7,228)	(6,629)	(4,284)	(1,186)	-	(12,099)
DIRECTOR & OFFICER TRANSITION CHARGES	(7,784)	-	-	-	(7,784)	-	-	-	-	-
EBITDA	$19,995	$23,337	$36,672	$(89,885)	$(9,881)	$24,434	$19,517	$43,188	$-	$87,139

ADJUSTED EBITDA %
INDUSTRIAL SEGMENT	24.3%	23.0%	25.4%	25.8%	24.7%	21.9%	21.2%	25.7%	-	23.0%
ENERGY SEGMENT	10.8%	4.0%	5.5%	0.2%	5.4%	6.8%	6.9%	13.8%	-	9.4%
ENGINEERED SOLUTIONS SEGMENT	6.7%	7.7%	10.5%	8.9%	8.6%	8.8%	5.5%	10.1%	-	8.2%
ADJUSTED EBITDA %	11.6%	9.8%	12.5%	10.5%	11.1%	10.8%	9.7%	14.0%	-	11.6%

Note: (1) Approximately $0.8 million of the Q2 fiscal 2018 restructuring charges were recorded in cost of products sold. De minimis restructuring charges were also recorded in cost of products sold in Q3 fiscal 2018.

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA
RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES
(Dollars in thousands, except for per share amounts)

	FISCAL 2017					FISCAL 2018
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
ADJUSTED EARNINGS (1)
NET EARNINGS (LOSS) (GAAP MEASURE)	$4,965	$5,074	$22,511	$(98,764)	$(66,213)	$5,226	$(18,221)	$29,012	$-	$16,017
IMPAIRMENT & DIVESTITURE CHARGES	-	-	-	116,979	116,979	-	2,987	-	-	2,987
INCOME TAX (BENEFIT) EXPENSE ON IMPAIRMENT & DIVESTITURE CHARGES	-	-	-	(8,119)	(8,119)	-	9,398	-	-	9,398
DIRECTOR & OFFICER TRANSITION CHARGES	7,784	-	-	-	7,784	-	-	-	-	-
INCOME TAX BENEFIT ON DIRECTOR & OFFICER TRANSITION CHARGES	(2,880)	-	-	-	(2,880)	-	-	-	-	-
RESTRUCTURING CHARGES (1)	2,948	2,101	384	1,795	7,228	6,629	4,284	1,186	-	12,099
INCOME TAX BENEFIT ON RESTRUCTURING CHARGES	(777)	(564)	(124)	(494)	(1,959)	(375)	(500)	(1,435)	-	(2,310)
INCOME TAX EXPENSE (BENEFIT) FROM U.S. TAX REFORM	-	-	-	-	-	-	8,367	(4,891)	-	3,476
INCOME TAX EXPENSE FROM EQUITY VESTING/EXERCISES	-	-	-	-	-	-	1,338	-	-	1,338
OTHER INCOME TAX BENEFIT	-	-	(3,193)	-	(3,193)	-	-	-	-	-
ADJUSTED EARNINGS	$12,040	$6,611	$19,578	$11,397	$49,627	$11,480	$7,653	$23,872	$-	$43,005

ADJUSTED DILUTED EARNINGS PER SHARE (2)
NET EARNINGS (LOSS) (GAAP MEASURE)	$0.08	$0.08	$0.37	$(1.65)	$(1.11)	$0.09	$(0.30)	$0.48	$-	$0.26
IMPAIRMENT & DIVESTITURE CHARGES	-	-	-	1.96	1.96	-	0.05	-	-	0.05
INCOME TAX (BENEFIT) EXPENSE ON IMPAIRMENT & DIVESTITURE CHARGES	-	-	-	(0.14)	(0.14)	-	0.16	-	-	0.16
DIRECTOR & OFFICER TRANSITION CHARGES	0.13	-	-	-	0.13	-	-	-	-	-
INCOME TAX BENEFIT ON DIRECTOR & OFFICER TRANSITION CHARGES	(0.05)	-	-	-	(0.05)	-	-	-	-	-
RESTRUCTURING CHARGES (1)	0.05	0.04	0.01	0.03	0.12	0.11	0.07	0.02	-	0.20
INCOME TAX BENEFIT ON RESTRUCTURING CHARGES	(0.01)	(0.01)	(0.01)	(0.01)	(0.03)	(0.01)	(0.01)	(0.02)	-	(0.04)
INCOME TAX EXPENSE (BENEFIT) FROM U.S. TAX REFORM	-	-	-	-	-	-	0.14	(0.09)	-	0.06
INCOME TAX EXPENSE FROM EQUITY VESTING/EXERCISES	-	-	-	-	-	-	0.02	-	-	0.02
OTHER INCOME TAX BENEFIT	-	-	(0.05)	-	(0.05)	-	-	-	-	-
ADJUSTED DILUTED EARNINGS PER SHARE	$0.20	$0.11	$0.32	$0.19	$0.83	$0.19	$0.13	$0.39	$-	$0.71

ADJUSTED EBITDA (3)
NET EARNINGS (LOSS) (GAAP MEASURE)	$4,965	$5,074	$22,511	$(98,764)	$(66,213)	$5,226	$(18,221)	$29,012	$-	$16,017
FINANCING COSTS, NET	7,132	7,334	7,553	7,683	29,703	7,514	7,604	7,756	-	22,874
INCOME TAX (BENEFIT) EXPENSE	(2,998)	200	(4,029)	(9,651)	(16,478)	1,604	19,839	(3,995)	-	17,448
DEPRECIATION & AMORTIZATION	10,896	10,729	10,637	10,847	43,108	10,090	10,295	10,415	-	30,800
EBITDA	$19,995	$23,337	$36,672	$(89,885)	$(9,881)	$24,434	$19,517	$43,188	$-	$87,139
IMPAIRMENT & OTHER DIVESTITURE CHARGES	-	-	-	116,979	116,979	-	2,987	-	-	2,987
DIRECTOR & OFFICER TRANSITION CHARGES	7,784	-	-	-	7,784	-	-	-	-	-
RESTRUCTURING CHARGES	2,948	2,101	384	1,795	7,228	6,629	4,284	1,186	-	12,099
ADJUSTED EBITDA	$30,727	$25,438	$37,056	$28,889	$122,110	$31,063	$26,788	$44,374	$-	$102,225

FOOTNOTES
NOTE:	The total of the individual quarters may not equal the annual total due to rounding.

(1)	Approximately $0.8 million of Q2 fiscal 2018 restructuring charges were recorded in cost of products sold. De minimis restructuring charges were also recorded in cost of products sold in Q3 fiscal 2018.

(2)	Adjusted earnings and adjusted diluted earnings per share represent net earnings (loss) and diluted earnings (loss) per share per the Condensed Consolidated Statements of Earnings net of charges or credits for items to be highlighted for comparability purposes. These measures should not be considered as an alternative to net earnings (loss) or diluted earnings (loss) per share or as an indicator of the Company's operating performance. However, this presentation is important to investors for understanding the operating results of the current portfolio of Actuant companies. The total of the individual components may not equal due to rounding.

(3)	EBITDA represents net earnings (loss) before financing costs, net, income tax (benefit) expense, and depreciation & amortization. EBITDA is not a calculation based upon generally accepted accounting principles (GAAP). The amounts included in the EBITDA and Adjusted EBITDA calculation, however, are derived from amounts included in the Condensed Consolidated Statements of Earnings. EBITDA should not be considered as an alternative to net earnings (loss), operating profit (loss) or operating cash flows. Actuant has presented EBITDA because it regularly reviews this performance measure. In addition, EBITDA is used by many of our investors and lenders, and is presented as a convenience to them. The EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA
RECONCILIATION OF GAAP TO NON-GAAP GUIDANCE
(Dollars in millions, except for per share amounts)

	Q4 FISCAL 2018		FISCAL 2018
	LOW	HIGH	LOW	HIGH
RECONCILIATION OF GAAP DILUTED EARNINGS PER SHARE TO ADJUSTED
DILUTED EARNINGS PER SHARE GUIDANCE
GAAP DILUTED EARNINGS PER SHARE	$0.32	$0.37	$0.58	$0.63
IMPAIRMENT & DIVESTITURE CHARGES, NET OF TAX	-	-	0.21	0.21
RESTRUCTURING CHARGES, NET OF TAX	-	-	0.16	0.16
INCOME TAX EXPENSE FROM U.S. TAX REFORM	-	-	0.06	0.06
INCOME TAX EXPENSE FROM EQUITY VESTING/EXERCISES	-	-	0.02	0.02
ADJUSTED DILUTED EARNINGS PER SHARE GUIDANCE	$0.32	$0.37	$1.03	$1.08

RECONCILIATION OF GAAP CASH FLOW FROM OPERATIONS TO FREE CASH FLOW
CASH FLOW FROM OPERATIONS			$85	$90
CAPITAL EXPENDITURES			(25)	(25)
OTHER			10	10
FREE CASH FLOW GUIDANCE			$70	$75

FOOTNOTES
NOTE:	Management does not provide guidance on GAAP financial measures as we are unable to predict and estimate with certainty items such as potential impairments, refinancing costs, business divestiture gains/losses, discrete tax adjustments, or other items impacting GAAP financial metrics. As a result, we have included above only those items about which we are aware and are reasonably likely to occur during the guidance period covered.

CONTACT:
Actuant Corporation
Karen Bauer
Communications & Investor Relations Leader
262-293-1562